Exhibit 10.39

THE WESTERN UNION COMPANY 2015 LONG-TERM INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AWARD AGREEMENT

TERMS AND CONDITIONS (U.S.)

1.
These Terms and Conditions form part of your Stock Option Agreement (the “Agreement”) pursuant to which you have been granted a Nonqualified Stock Option (“Stock Option”) under The Western Union Company 2015 Long-Term Incentive Plan (the “Plan”). The terms of the Plan are hereby incorporated in this Agreement by reference and made a part hereof. Any capitalized terms used in this Agreement that are not defined herein shall have the meaning set forth in the Plan.
2.
The number of common shares of The Western Union Company (the “Company”) subject to the Stock Option, the grant date of the Stock Option and the option exercise price are all specified in the attached Award Notice (which forms part of the Agreement).
3.
Subject to the other provisions of this Agreement and the terms of the Plan, you will “vest” in, or have the right to exercise, this Stock Option as follows:
(a)
On or after the first anniversary, you may exercise this Stock Option for up to one-fourth (25%) of the total number of shares covered hereby;
(b)
On or after the second anniversary, you may exercise this Stock Option for up to one-half (50%) of the total number of shares covered hereby;
(c)
On or after the third anniversary, you may exercise this Stock Option for up to three-fourths (75%) of the total number of shares covered hereby;
(d)
On or after the fourth anniversary (the date of “Full Vesting” of this Award), you may exercise this Stock Option with respect to the total number of shares covered hereby;
(e)
No part of this Stock Option may be exercised after the tenth anniversary of the grant date listed in the Award Notice; and
(f)
If you are an eligible participant in The Western Union Company Severance/Change in Control Policy (Executive Committee Level) (the “Executive Severance Policy”) at the time of a Change in Control and your employment with the Company, a Subsidiary or an Affiliate terminates for an eligible reason under such Executive Severance Policy during the 24-month period commencing on the effective date of the Change in Control, then this Stock Option shall immediately become fully vested and exercisable effective on the date of your termination and may thereafter be exercised by you (or your legal representative or similar person) until the end of your Severance Period (as defined in the Executive Severance Policy) or, if earlier, the expiration date of the term of this Stock Option, provided that if the New York Stock Exchange is closed as of the end of your Severance Period, then your unexpired Stock Option may be exercised until the close of the New York Stock Exchange on the next following day on which the New York Stock Exchange is open, after which time this Stock Option shall be forfeited and canceled by the Company for no consideration.

This Stock Option may not be exercised for a fraction of a share of Common Stock.

Notwithstanding the foregoing provisions in this paragraph 3, you will forfeit all rights to this Stock Option unless you accept these Terms and Conditions either through electronic acceptance (if permitted by the Company) or by signing and returning to the Company a copy of these Terms and Conditions on or before the 90th day following the grant date listed in the Award Notice.

Signed copies of these Terms and Conditions should be sent to the attention of: Western Union Stock Plan Administration, 7001 E. Belleview Avenue, HQ 13, Denver, Colorado 80237. In addition, notwithstanding any other provision of the Plan or this Agreement, you must execute and return to the Company or accept electronically (if permitted by the Company) an updated restrictive covenant agreement (and any exhibits) if requested by the Company which may contain certain noncompete, nonsolicitation and/or nondisclosure provisions. Failure to execute or electronically accept such an agreement on or before the 90th day following the grant date will cause this Stock Option to be forfeited and cancelled by the Company without any payment to you.

4.
This Stock Option may not be exercised, in whole or in part, unless the following conditions are met:
(a)
Legal counsel for the Company must be satisfied at the time of exercise that the issuance of shares upon exercise will comply with applicable U.S. federal, state, and local laws.
(b)
You pay the exercise price as follows: (i) by giving notice to the Company or its designee of the number of whole shares of Common Stock to be purchased and by making payment therefor in full (or arranging for such payment to the Company's satisfaction) either (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of previously acquired Common Stock having an aggregate Fair Market Value at the time of exercise equal to the aggregate purchase price payable by reason of such exercise, (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, or (D) except as may be prohibited by applicable law, in cash by a broker-dealer acceptable to the Company and to whom you have submitted an irrevocable notice of exercise (i.e., also known as “cashless exercise”), and (ii) by executing such documents as the Company may reasonably request.
(c)
You must, at all times during the period beginning with the grant date of this Stock Option and ending on the date of such exercise, have been employed by the Company, a Subsidiary or an Affiliate or have been engaged in a period of Related Employment, with certain exceptions noted below. Service on the Board after receipt of a Stock Option shall not be considered a termination of employment.
5.
Absent a period of Related Employment or service on the Board subsequent to the grant date, if you terminate employment or cease providing services to the Company, a Subsidiary or an Affiliate while holding this Stock Option, your right to exercise the Stock Option and the time during which you may exercise the Stock Option depends on the reason for your termination.
(a)
Disability. If your employment with or service to the Company, a Subsidiary or an Affiliate terminates by reason of Disability, this Stock Option shall become fully vested and exercisable and may thereafter be exercised by you (or your legal representative or similar person) until the date which is one year after the effective date of your termination of employment or service, or if earlier, the expiration date of the term of this Stock Option.
(b)
Retirement. If your employment with or service to the Company, a Subsidiary or an Affiliate terminates by reason of Retirement, this Stock Option, to the extent not already vested, shall vest on a prorated basis on the effective date of your termination of employment or service. Such prorated vesting shall be calculated by multiplying the total number of shares covered by this Stock Option as of the grant date by a fraction, the numerator of which is the number of days between the grant date and the effective date of your termination of employment or service and the denominator of which is the number of days between the grant date and the date of Full Vesting of this Award as defined in paragraph 3, less the portion of this Stock Option which has previously vested (or based on such other proration methodology selected by the Company which the Company determines in its sole discretion yields substantially the same results as the foregoing proration methodology). The unvested portion of this Stock Option that does not become vested upon such termination by reason of Retirement shall be forfeited effective on your termination date and shall be canceled by the Company for no consideration. The vested portion of this Stock Option, including any portion that had previously become vested and the prorated portion that vests effective on your termination date in accordance with the above calculation may be exercised by you (or your legal representative or similar person) until the earlier of (i) the date which is two years after the effective date of your termination of employment or service or the last day of your Severance Period if you qualify for benefits under the Executive Severance Policy in connection with your termination, whichever is later, or (ii) the expiration date of the term of this Stock Option.
(c)
Death. If your employment with or service to the Company, a Subsidiary or an Affiliate terminates by reason of death, this Stock Option shall become fully vested and exercisable and may thereafter be exercised by your executor, administrator, legal representative, beneficiary or similar person until the date which is one year after the date of death, or if earlier, the expiration date of the term of this Stock Option.
(d)
Involuntary Termination by the Company Without Cause. Except to the extent paragraph 3(f) applies, if your employment with or service to the Company, a Subsidiary or an Affiliate terminates involuntarily and without Cause and at such time you are entitled to receive benefits under the Executive Severance Policy, subject to your timely execution of an agreement and release (the “Release”) in a form acceptable to the Company which will include restrictive covenants and a comprehensive release of all claims, the unvested portion of this Stock Option shall vest on a prorated basis effective on your termination date, with the portion of the Stock Option subject to the execution and non-revocation of a Release vested as of such termination of employment but with the exercisability of such portion suspended until the effective date of the Release and, in the event the Release does not become effective, such portion of the Stock Option shall be canceled by the Company for no consideration. Notwithstanding anything to the contrary in the Executive Severance Policy, such prorated vesting shall be calculated by multiplying the total number of shares covered by this Stock Option as of the grant date by a fraction, the numerator of which is the number of days between the grant date and the effective date of your termination of employment or service and the denominator of which is the number of days between the grant date and the date of Full Vesting of this Award as defined in paragraph 3, less the portion of this Stock Option which has previously vested (or based on such other proration methodology selected by the Company which the Company determines in its sole discretion yields substantially the same results as the foregoing proration methodology). The unvested portion of this Stock Option that does not become vested under such calculation shall be forfeited effective on your termination date and shall be canceled by the Company for no consideration. The vested portion of this Stock Option, including any portion that had previously become vested and the prorated portion that vests effective on your termination date in accordance with the above calculation may be exercised by you (or your legal representative or similar person) until the end of your Severance Period or, if earlier, the expiration date of the term of this Stock Option. If your employment with or service to the Company, a Subsidiary or an Affiliate is terminated involuntarily and without Cause and you are not entitled to benefits under the Executive Severance Policy on the date of such termination, this Stock Option shall cease to vest, and to the extent already vested, may thereafter be exercised by you (or your legal representative or similar person) until the date which is three months after such involuntary termination, or if earlier, the expiration date of the term of this Stock Option. Notwithstanding the foregoing, if, at the time of your termination of employment, you have satisfied the applicable age or age and service requirement for “Retirement” under the Plan, the provisions of paragraph 5(b) above, rather than this paragraph 5(d), shall be applicable to this Stock Option if at such time the provisions of paragraph 5(b) are more advantageous to you.
(e)
Termination for Cause. If your employment with or service to the Company, a Subsidiary or an Affiliate is terminated for Cause, this Stock Option shall cease to vest, and to the extent already vested, may thereafter be exercised by you (or your legal representative or similar person) until the close of the New York Stock Exchange (if open) on the date of your termination of employment or service. If the New York Stock Exchange is closed at the time of your termination of employment, this Stock Option shall be forfeited at the time your employment is terminated and shall be canceled by the Company for no consideration.
(f)
Other Termination. If your employment with or service to the Company, a Subsidiary or an Affiliate terminates for any reason other than Disability, Retirement, death, involuntary termination without Cause, termination for Cause or termination for an eligible reason under such Executive Severance Policy during the 24-month period commencing on the effective date of the Change in Control, as contemplated by paragraph 3(f), this Stock Option shall cease to vest, and to the extent already vested, may thereafter be exercised by you (or your legal representative or similar person) until the close of the New York Stock Exchange (if open) on the date which is the thirtieth (30th) day following your termination of employment or service, or if earlier, the expiration date of the term of this Stock Option.
(g)
Death Following Termination of Employment or Service. If you die during the applicable post-termination exercise period, this Stock Option will be exercisable only to the extent that the Stock Option is exercisable on the date of your death and may thereafter be exercised by your executor, administrator, legal representative, beneficiary or similar person until the date which is one year after the date of your death, or if earlier, the expiration date of the term of this Stock Option.

If the New York Stock Exchange is closed on the last day to exercise your unexpired Stock Option as provided in paragraphs 5(a) through 5(d) and 5(f), as applicable, then your unexpired Stock Option may be exercised until the close of the New York Stock Exchange on the next following day on which the New York Stock Exchange is open, after which time the Stock Option shall be forfeited and canceled by the Company for no consideration.

6.
Subject to any restrictions imposed by local law, so long as you continue to be a subject to Section 16 of the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder or an Executive Vice President, you may transfer this Stock Option to a family member or family entity without consideration, in accordance with Section 5.4 of the Plan; provided, however, in the case of a transfer of this Stock Option to a limited liability company or a partnership which is a family entity, such transfer may be for consideration consisting solely of an entity interest in the limited liability company or partnership to which the transfer is made. Any transfer of this Stock Option shall be in a form acceptable to the Company, shall be signed by you and shall be effective only upon written acknowledgement by the Committee (or its authorized delegate) of its receipt and acceptance of such notice. If this Stock Option is transferred to a family member or family entity, the Stock Option may not thereafter be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by such family member or family entity except by will or the laws of descent and distribution. The Committee has delegated its responsibilities under this paragraph 6 to the Company’s General Counsel.
7.
The Company shall have the right to require, as of the grant, vesting or exercise of this Stock Option and the sale of any shares of stock received upon exercise of this Stock Option, that you (or any person acting under paragraph 6 above):
(a)
Pay to the Company or its designee, upon its demand, such amount as may be requested for the purpose of satisfying its obligation or the obligation of any of its Subsidiaries or Affiliates or other person to withhold U.S. federal, state, or local income, employment or other taxes incurred by reason of the shares. You may satisfy your obligation to pay such amounts by authorizing the Company to withhold from your wages or other cash compensation, from proceeds from the sale of shares or from the shares purchased by you pursuant to the exercise having a fair market value on the date of exercise equal to the withholding amount. If the amount requested for the purpose of satisfying the withholding obligation is not paid, the Company may refuse to allow you to exercise the Stock Option.
(b)
Provide the Company with any forms, documents or other information reasonably required by the Company in connection with the grant.
(c)
Regardless of any action the Company or your employer (the “Employer”) takes with respect to any or all income tax (including federal, state and local taxes), payroll tax, or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and may exceed the amount actually withheld by the Company and/or the Employer. You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Option, including the grant of the Stock Option, the exercise of the Stock Option, the receipt of an equivalent cash payment, the subsequent sale of any shares of Common Stock acquired at exercise and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Stock Option to reduce or eliminate your liability for the Tax-Related Items.
(d)
Prior to any relevant taxable or tax withholding event (“Tax Date”), as applicable, you will pay or make adequate arrangements satisfactory to the Company and/or Employer to satisfy all Tax-Related Items. In this regard, you will satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (A) a cash payment to the Company in the amount of the Tax-Related Items; (B) by delivery (either actual delivery or by attestation procedures established by the Company) to the Company of shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy the Tax-Related Items, (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy the Tax-Related Items, or (D) a cash payment by a broker-dealer acceptable to the Company and to whom you have submitted an irrevocable notice of exercise (i.e., also known as “cashless exercise”) equal to the amount necessary to satisfy the Tax-Related Items.
(e)
Finally, you shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue shares of Common Stock to you if you fail to comply with your obligations in connection with the Tax-Related Items as described herein.
8.
The terms of this Agreement may be amended from time to time by the Committee in its sole discretion in any manner that it deems appropriate; provided, however, that no such amendment shall adversely affect in a material manner any right of yours under this Agreement without your written consent.
9.
Any action taken or decision made by the Company, the Board, or the Committee or its delegates arising out of or in connection with the construction, administration, interpretation or effect of the Plan or this Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on you and all persons claiming under or through you. By accepting this grant or other benefit under the Plan, you and each person claiming under or through you shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee or its delegates.
10.
In accepting the grant, you acknowledge that: (i) the Plan is discretionary in nature and it may be modified, suspended or terminated by the Company or the Committee at any time; (ii) the grant of the Stock Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Stock Options, or benefits in lieu of options, even if Stock Options have been granted repeatedly in the past; (iii) all decisions with respect to any such future grants will be at the sole discretion of the Committee; (iv) your participation in the Plan shall not create a right to further employment with your Employer and shall not interfere with the ability of your Employer to terminate your employment relationship at any time with or without cause; (v) your participation in the Plan is voluntary; (vi) the Stock Option is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (vii) the future value of the underlying shares is unknown and cannot be predicted with certainty; (viii) if the underlying shares do not increase in value, the Stock Option will have no value; and (ix) no claim or entitlement to compensation or damages arises from termination of the Stock Option or diminution in value of the Stock Option or shares purchased through exercise of the Stock Option and you irrevocably release the Company and your Employer from any such claim that may arise.
11.
If any provision of this Agreement (including the Appendix) shall be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity and enforceability of the remaining provisions of this Agreement.
12.
If you are subject to Section 16 of the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, you acknowledge receipt of a copy of The Western Union Company Dodd-Frank Clawback and Forfeiture Policy (the “Dodd-Frank Clawback Policy”) and The Western Union Company Misconduct Clawback and Forfeiture Policy (the “Misconduct Clawback Policy”). Notwithstanding anything in the Agreement to the contrary, this Award, and any related payments, are subject to the provisions of the Dodd-Frank Clawback Policy and the Misconduct Clawback Policy, and any modification to such policies or any other clawback policy of the Company adopted to comply with applicable laws, rules, regulations or governmental orders or judgments.
13.
The validity, construction, interpretation, administration and effect of the Plan and this Agreement shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware, as provided in the Plan. For purposes of litigating any dispute that arises directly or indirectly under the

Stock Option or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Colorado, and agree that such litigation shall be conducted in the courts of Denver County, or the federal courts for the United States for the District of Colorado, where this grant is made and/or to be performed.
14.
The Company may, in its sole discretion, decide to deliver any documents related to the Stock Option granted under and participation in the Plan or future options that may be granted under the Plan by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.
15.
The Company reserves the right to impose other requirements on your participation in the Plan, on the Award and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with any applicable law or facilitate the administration of the Plan. You agree to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

On Behalf of The Western Union Company

By: ____________________________

I accept the grant of Options under the terms and conditions set forth in this Agreement.

By: ___________________________

Date: ___________________________